UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  September 15, 2009

Tortoise Capital Resources Corporation
(Exact Name of Registrant as Specified in Its Charter)

Maryland	1-33292	20-3431375
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11550 Ash Street, Suite 300, Leawood, KS	66211
(Address of Principal Executive Offices)	(Zip Code)

(913) 981-1020
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On September 15, 2009, Tortoise Capital Resources Corporation (the “Company”) entered into a new investment advisory agreement (the “New Advisory Agreement”) with its investment advisor, Tortoise Capital Advisors, L.L.C (the “Adviser”).  Upon the closing of the transaction with Mariner Holdings, LLC (“Mariner”), which resulted in Mariner acquiring a majority interest in the Adviser and a change in control of the Adviser (the “Transaction”), the prior investment advisory agreement with the Adviser (the “Prior Advisory Agreement”) automatically terminated.

The New Advisory Agreement was approved by the requisite vote of the Company’s stockholders under the Investment Company Act of 1940, as amended (the “1940 Act”).  The terms of the New Advisory Agreement are substantially identical to the Prior Advisory Agreement, except for the effective and termination dates.  Pursuant to the terms of the New Advisory Agreement between the Company and the Adviser, the Company pays the Adviser a fee consisting of two components — a base management fee and an incentive fee. The base management fee is paid quarterly in arrears, and is equal to 0.375% (1.5% annualized) of the Company’s average monthly Managed Assets (total assets, including any assets purchased with or attributable to any borrowed funds, minus accrued liabilities other than (i) deferred taxes, and (ii) debt entered into for the purpose of leverage) for such quarter.

The incentive fee consists of two parts. The first part, the investment income fee, is calculated and payable quarterly in arrears and will equal 15% of the excess, if any, of the Company’s net investment income for the fiscal quarter over a quarterly hurdle rate equal to 2% (8% annualized) of the Company’s average monthly net assets for the quarter.

The second part of the incentive fee, the capital gains fee, will be determined and payable in arrears as of the end of each fiscal year (or, upon termination of the New Advisory Agreement, as of the termination date), and will equal (i) 15% of (a) the Company’s net realized capital gains on a cumulative basis from the commencement of the Company’s operations on December 8, 2005 to the end of each fiscal year, less (b) any unrealized capital depreciation at the end of such fiscal year, less (ii) the aggregate amount of all capital gains fees paid to the Adviser in prior fiscal years. The calculation of the capital gains fee does not include any capital gains that result from that portion of any scheduled periodic distributions made possible by the normally recurring cash flow from the operations of portfolio companies (“Expected Distributions”) that are characterized by the Company as return of capital for U.S. generally accepted accounting principles purposes. In that regard, any such return of capital will not be treated as a decrease in the cost basis of an investment for purposes of calculating the capital gains fee. This does not apply to any portion of any distribution from a portfolio company that is not an Expected Distribution.

In November 2008, the Adviser agreed that it would reimburse the Company for expenses incurred beginning January 1, 2009 and ending December 31, 2009 in an amount equal to an annual rate of 0.25% of the Company’s average monthly Managed Assets. This reimbursement will continue through December 31, 2009.

Employees of the Adviser serve as officers of the Company and the Chairman of the Board of the Company is an employee of the Adviser.

The description of the New Advisory Agreement does not purport to be complete and is qualified in its entirety by reference to the New Advisory Agreement that is filed hereto as Exhibit 10.1 and incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

Effective upon the closing of the Transaction on September 15, 2009, the Prior Advisory Agreement automatically terminated pursuant to its terms and Section 15 of the 1940 Act due to the change in control of the Adviser resulting from the Transaction.  The terms of the Prior Advisory Agreement were substantially identical to the New Advisory Agreement, as described above, except for the effective and termination dates.
Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 15, 2009, the Transaction closed and as a result, Mariner acquired a majority interest in the Adviser.   In order to comply with a safe harbor under Section 15(f) of the 1940 Act, during the three-year period following the completion of the Transaction, at least 75% of the Company’s Board of Directors must not be “interested persons” (as defined in the 1940 Act) of the Adviser. Accordingly, on September 15, 2009, effective upon consummation of the Transaction, Terry Matlack, one of the five members of the Adviser’s Investment Committee, resigned from the Board of Directors of the Company. Mr. Matlack will continue as a Managing Director of the Adviser and as the Chief Financial Officer of the Company. H. Kevin Birzer, another member of the Adviser’s Investment Committee, continues to serve as Chairman of the Board of Directors of the Company and each of the Company’s current independent directors remains a member of the Company’s Board.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Investment Advisory Agreement, dated September 15, 2009, between Tortoise Capital Resources Corporation and Tortoise Capital Advisors, L.L.C.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    TORTOISE CAPITAL RESOURCES CORPORATION

Dated:  September 17, 2009                                                                                    By:  /s/ Terry Matlack
                                         Terry Matlack
                                     Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1	Investment Advisory Agreement, dated September 15, 2009, between Tortoise Capital Resources Corporation and Tortoise Capital Advisors, L.L.C.